Exhibit 10.1

Portions of this Exhibit marked by [**] have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

CONSTRUCTION LICENSE AGREEMENT

This Construction License Agreement (“Agreement”) is executed and effective as of April 4, 2019 (“Effective Date”) by and between Gevo, Inc., a Delaware corporation, with offices at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 (“Gevo”), and Praj Industries Ltd., Praj Tower 274 & 275/2 Bhumkar Chowk-Hinjewadi Road, Hinjewadi, Pune 411057 India (“Praj”). Gevo and Praj are collectively referred to as the “Parties” and individually as “Party”.

RECITALS

A. The Parties have entered into that certain Joint Development Agreement effective as November 6, 2015 (as extended by the Supplemental Agreement dated November 16, 2017) and superseded by that certain Joint Development Agreement effective as April 1, 2018 (individually and collectively, the “JDA”) pursuant to which the Parties developed the Sugary-based Feedstock PDP (as defined below) for the production of Biobutanol (as defined below);

B. Praj would like to provide engineering procurement and construction services to certain third parties using the Sugary-based Feedstock PDP, and Gevo desires to grant a license to Praj that would allow Praj to provide such services to such third parties.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by each Party, the Parties hereby agree as follows:

SECTION 1
CERTAIN DEFINITIONS

As used in this Agreement, the following capitalized terms will have the following meanings:

1.1     “Affiliate” means, with respect to any Person, any Person that now or hereafter directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person or entity, but only for so long as and during the period that such Control exists.

1.2     “Biobutanol” means isobutanol used or produced using a Biocatalyst, method, process or invention that embodies, uses, or is covered by, any claim of any of: (a) the Butamax Licensed Patents in any jurisdiction or (b) Gevo Licensed Patents in any jurisdiction, regardless of the jurisdiction in which such isobutanol is used, produced, sold or otherwise transferred.

1.3     “Biocatalysts” means recombinant microorganisms engineered to produce isobutanol.

1.4     “Butamax” means Butamax Advanced Biofuels LLC.

1.5     “Butamax Agreement” means the Patent-Cross License Agreement, dated as of August 22, 2015, by and between Gevo and Butamax.

1.6     “Change of Control” means any transaction or series of transactions, including any such transactions in bankruptcy, in which a Person or entity or group of related Persons or entities who do not Control the subject entity before such transaction or series of transactions, subsequently obtains Control of the subject entity by any means, whether by operation of law, merger, acquisition of securities, contract, acquisition of assets or otherwise.

1.7     “Confidential Information” means, collectively, this Agreement, and any tangible or intangible non-public information in any form (including written information, oral statements or electronically stored data) which a Party (the “Discloser”) discloses to the other Party (the “Recipient”), or which the Recipient otherwise acquires from the Discloser, including: (a) information relating to trade secrets, Plant layouts, know-how, products, processes (including manufacturing processes), inventions, computer software programs, marketing or sales techniques, financial condition, costs, business interests, initiatives, objectives, plans, strategies, customers, suppliers, lenders, underwriters, or employees; or (b) all of the Patents (including the inventions embodied therein), Technology Rights, Improvements, Biocatalysts and the Sugary-based Feedstock PDP to the extent non-public; and, (c) in all cases, that is marked as confidential or identified at the time of disclosure or when acquired as being confidential or is otherwise disclosed or acquired under circumstances that would lead a reasonable person to conclude that such information is confidential. Information contained in unpublished Patents, and any information pertaining to the Technology Rights, Improvements and Biocatalysts (in each case, to the extent non-public) are Gevo’s (or its licensors’) Confidential Information. All results of and communications or correspondence pertaining to any audits performed or reports provided pursuant to Section 5 are Gevo’s Confidential Information.

1.8     “Control” means: (a) ownership of more than fifty percent (50%) of the outstanding stock or securities entitled to vote for the election of directors or similar managing authority of the subject entity; (b) ownership of more than fifty percent (50%) of the ownership interest that represents the right to make decisions for the subject entity; (c) any other ability to elect more than fifty percent (50%) of the board of directors or similar managing authority of the subject entity, whether by contract or otherwise; or, (d) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the subject entity whether through the ownership of voting securities, though other voting rights, by contract or otherwise.

1.9     “Discloser” has the meaning set forth in Section 1.7.

1.10     “DLA” means that certain Development License Agreement between the Parties, dated November 6, 2015 and as superseded by that certain Development License Agreement between the Parties, effective April 1, 2018.

1.11     “Engineering Services Agreement” means an agreement between Praj and a Plant Operator under which Praj would provide EPC Services to the Plant Operator using the Sugary-based Feedstock PDP.

1.12     “EPC Services” has the meaning set forth in Section 2.1.

1.13     “Improvement” means any improvement, modification, derivative work, or variation of any invention, method, system, or technology described or claimed in any Patents or included in any Technology Rights.

1.14     “Licensed Butamax Patents” certain patents and patent applications listed in Exhibit C, as may be updated from time to time by Gevo in its sole discretion, relating to the production, recovery and use of Biobutanol that Butamax licensed to Gevo under the Butamax-Gevo-Cross License Agreement.

1.15     “Licensed Gevo Patents” means the patents and patent applications listed in Exhibit D, as may be updated from time to time by Gevo in its sole discretion, as well as any registration issuing therefrom and any continuation, divisional, reissue, renewal, or extension of any such application or registration; and any patents or patent applications based on Praj Improvements.

1.16     “Patent(s)” means, collectively, (a) the Licensed Gevo Patents and (b) the Licensed Butamax Patents.

1.17     “Patent Challenge” means any act by Praj or its Affiliates, directly (including, by itself or through an agent) or indirectly (including, through a “straw man,” or other involvement for or with another Person, or otherwise), adverse to any Patent, including: (a) any act challenging the scope, validity, enforceability, ownership, or inventorship of a Patent, whether pursuant to a court action, reexamination, opposition, patent office proceeding or otherwise; (b) participating in a common interest agreement or joint defense agreement with any entity engaged in a Patent Challenge; or (c) failing to provide Gevo with any reasonable requested assistance in defense against any such Patent Challenge. However, “Patent Challenge” will not include compliance with subpoenas or other court orders, provided that (and only to the extent): (i) Praj or its Affiliates have not directly or indirectly encouraged or acquiesced to the issuance of such order or subpoena; (ii) Praj or its Affiliates have given Gevo prompt notice of such order or subpoena, and reasonably cooperates with Gevo to challenge and/or limit the scope of such subpoena or court order with respect to any response thereto that would otherwise qualify as a Patent Challenge; and (iii) such compliance is required by law.

1.18     “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, business, association or other entity.

1.19     “Plant(s)” means greenfield Biobutanol plants and ethanol plants.

1.20     “Plant List” means the Plants listed on Exhibit A, as such list may be updated as set forth in Section 2.3.

1.21     “Plant Operator” means Gevo’s third party licensees who own or operate a Plant.

1.22     “Plant Operation License” means a non-exclusive, non-sublicensable, non-transferrable license from Gevo to a Plant Operator that gives the Plant Operator the right to use the Sugary-based Feedstock PDP for building and operating Plants at a defined location for creating Biobutanol for distribution by or for Gevo.

1.23     “Praj Competitor” means [**].

1.24     “Predominantly” means greater than fifty percent (50%).

1.25     “Recipient” has the meaning set forth in Section 1.7.

1.26     “Sugary-based Feedstock” means sugarcane juice, sugarcane syrup, sugarcane molasses, sugar beet juice, sugar beet syrup, and sugar beet molasses.

1.27     “Sugary-based Feedstock PDP” means the process design package developed under the JDA using the Biocatalyst supplied by Gevo and designed to use the Sugary-based Feedstock, which is jointly owned by Gevo and Praj and approved by Gevo.

1.28     “Technology Rights” Gevo’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings or data (including any such data pertaining to the Sugary-based Feedstock PDP), created prior to or after the Effective Date which are not covered by a Valid Claim.

1.29     “Third Party Provider” has the meaning set forth in Section 2.2.

1.30     “Valid Claim” means (a) a claim of an issued and unexpired Patent that has not been abandoned, revoked, or held unenforceable or invalid in a decision from which an appeal cannot be taken; or (b) a claim in any pending application for a Patent.

SECTION 2
LICENSES

2.1     License Grant. Subject to Praj’s continued compliance with its obligations under this Agreement (including the obligations in Section 3), Gevo hereby grants to Praj a non-transferrable license, with no right of sublicense (except as set forth in Section 2.4), under the Patents and Technology Rights during the Term to: (i) supply equipment and provide process engineering services for Plants owned or operated by Plant Operators who have first entered into a Plant Operation License, (ii) build and install Plants using the Sugary-based Feedstock PDP for Plant Operators who have first entered into a Plant Operation License, and (iii)  use the Sugary-based Feedstock PDP to add Biobutanol capacity to existing ethanol plants owned or operated by Plant Operators who have first entered into a Plant Operation License (items (i), (ii) and (iii), collectively, “EPC Services”). The license granted in this Section 2.1 will be on an exclusive basis for the Plants on the Plant List, unless a Plant Operator associated with a Plant on the Plant List notifies Praj or Gevo that it would like a third party to provide all or any EPC Services. If a Plant Operator chooses not to have Praj provide the EPC Services, then Section 2.2 will apply with respect to such Plant Operator. The Sugary-based Feedstock PDP will not be disclosed to any Praj Competitor at any time. The Parties acknowledge that Sugary-based Feedstock may differ in different geographies, and Praj may be required to optimize the Sugary-based Feedstock PDP for the varying Sugary-based Feedstocks and Praj may carry out such optimizations, subject to the terms of the then current JDA and the then current DLA.

2.2     Third-Party Providers. In the event a Plant Operator does not want Praj to provide EPC Services for the Plant Operator’s Plant utilizing the Sugary-based Feedstock PDP, the Plant Operator may choose to have a third party provide the EPC Services (each such third party a “Third Party Provider”), provided such Third Party Provider is not a Praj Competitor. If Gevo wants to use the Sugary-based Feedstock PDP with a Third Party Provider, Gevo has an obligation to notify Praj, and Praj must provide consent prior to Gevo’s using the Sugary-based Feedstock PDP with such Third Party Provider; Praj will not unreasonably withhold consent. Gevo may provide the Third Party Provider with a non-exclusive license under the Patents and Technology Rights to enable the Third Party Provider to provide EPC Services using the Sugary-based Feedstock PDP for the Plant. Gevo will promptly notify Praj of such grant of license to the Third Party Provider. If a Third Party Provider builds a Plant using the Sugary-based Feedstock PDP for a Plant Operator who is on the Plant List and the Plant is not located in the United States, [**]. For clarity, the construction license fee applies to the rights needed to construct the Plant and does not apply to any fees received by Gevo attributable to the operation of the Plant. Except with Praj’s prior written consent, Gevo shall not directly approach any Plant Operator on the Plant List for the purpose of providing a Plant Operation License to enable the Plant Operator to set up Plants producing Biobutanol.

2.3     Updates to Plant List. If an ethanol Plant on the Plant List Predominantly uses corn as a Sugary-based Feedstock, then such Plant will be removed from the Plant List by a Party as soon as such Party has knowledge such Plant Predominantly uses corn as a Sugary-based Feedstock. During the Term of the Agreement, the Parties may also jointly agree in writing to modify the Plant List.

2.4     No Sublicense. Praj will not sublicense any of the rights granted under Section 2.1 to any third party without the prior written consent of Gevo and pursuant to a written agreement approved by Gevo. In no event may Praj sublicense any of the rights in the Licensed Butamax Patents (or any Improvements thereto) granted in Section 2.1 to any third party.

2.5     Reservation of Rights; No Implied Rights. Except for the limited licenses granted to Praj in Section 2.1, Gevo and its licensors retain all right, title and interest in and to all Patents, Technology Rights and other intellectual property; and reserves all rights not expressly granted to Praj hereunder; and, no other rights are granted to Praj by implication, estoppel, statute, operation of law or otherwise. The license granted in Section 2.1 does not give Praj or the Plant Operator any rights to operate the Plants or otherwise produce any Biobutanol (and such rights are hereby expressly reserved by Gevo). Gevo will have the sole right to grant to third parties the right to operate the Plants to produce Biobutanol. Praj hereby waives in perpetuity the right to claim or argue in any judicial or other governmental forum that any Plant Operator or other Person has the right to operate a Plant as a result of the licenses granted under this Agreement (including as a result of the application of any intellectual property exhaustion doctrine).

2.6     PDP. Notwithstanding the joint ownership of the Sugary-based Feedstock PDP pursuant to the JDA, Praj may use the Sugary-based Feedstock PDP in any other manner that it chooses, in addition to Biobutanol production (which is subject to the terms of this Agreement), provided, however, that Praj does not use any of Gevo’s Confidential Information (including any Biocatalyst provided by Gevo or Biocatalysts derived therefrom or otherwise based on any of Gevo’s Confidential Information, or otherwise covered by any of the Patents) contained within the Sugary-based Feedstock PDP except in connection with fulfilling Praj’s obligations under this Agreement. Notwithstanding the joint ownership of the Sugary-based Feedstock PDP pursuant to the JDA, Gevo will not disclose the Sugary-based Feedstock PDP to (i) any Praj Competitor or (ii) any Third Party Provider except as permitted pursuant to Section 2.2.

2.7     Improvements to PDP. Any improvement, modification, derivative work, or variation of the Sugary-based Feedstock PDP made, created or acquired by either Party will be jointly owned by the Parties pursuant to the then current JDA.

2.8     Additional Obligations. Praj will not, to the extent the following prohibitions are permitted by applicable law: (a) initiate or participate in any Patent Challenge; or (b) reverse engineer or otherwise analyze any Biocatalyst provided by Gevo or Biocatalysts derived therefrom or otherwise based on any of Gevo’s Confidential Information, or otherwise covered by any of the Patents. Praj will comply with the terms of the Butamax Agreement provided or intimated to it, by Gevo, from time to time, including as set forth in the terms of this Agreement.

2.9     Compliance with Laws. Praj will, at its own expense, comply with all applicable laws, orders and regulations of any governmental authority, including: (a) any laws pertaining to the EPC Services, including all laws pertaining to permitting, construction, customs, tax and contracts, and (b) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other anti-corruption or anti-bribery law applicable to Praj or Gevo. Not limiting the foregoing, Praj will not (and Praj will ensure that its officers, directors, agents, employees, or any other Persons authorized to act on its behalf do not) take, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of a payment, directly or indirectly, or any gift, money, payment, contribution, or anything of value, to any person to secure an improper advantage or to obtain or retain business that would cause Praj or Gevo to be in violation of any applicable law. Praj will, at Praj’s cost and expense, furnish to Gevo any information and take any action requested by Gevo to enable Gevo to comply with applicable laws, orders and regulations related to this Agreement. Praj will not participate in or encourage any illegal, deceptive, misleading or unethical practices or activities or other practices that may be detrimental to Gevo, including disparagement of Gevo or any of its Affiliates or licensors.

SECTION 3
NEGOTIATION RIGHTS; NON-COMPETITION

3.1     Praj Generated Leads – First Right of Negotiation. If Praj has initiated commercial discussions with a Plant Operator regarding provision of the EPC Services using the Sugary-based Feedstock PDP by Praj for a Plant located outside of the United States that is not on the Plant List, Praj will promptly provide written notice to Gevo (“Praj Lead Notice”). In such event, Praj will have the first right to negotiate an Engineering Services Agreement with the Plant Operator for EPC Services for such Plant. If (a) Praj fails to commence negotiations with the Plant Operator within ten (10) days after the Praj Lead Notice, (b) a definitive Engineering Services Agreement between Praj and the Plant Operator is not executed within ninety (90) days of the Praj Lead Notice, or (c) the Plant Operator has indicated to Gevo in writing that it would like to use another provider of EPC Services, then Gevo may grant a non-exclusive license to the Patents, Technology Rights, and Sugary-based Feedstock PDP to a Third Party Provider of EPC Services as described in Section 2.2. [**].

3.2     Preferred Partner (outside of US) – First Right of Negotiation. If Gevo and a Plant Operator have entered into a Plant Operation License for a Plant that (a) is not on the Plant List, (b) is located outside of the United States, and (c) uses a Sugary-based Feedstock that is not Predominately corn, or Gevo has indicated to Praj in writing that Gevo is willing to grant a Plant Operation License to the Plant Operator for such Plant, Gevo will promptly provide notice to Praj (“Preferred Partner Notice”). In such event, Gevo will introduce Praj to the Plant Operator as Gevo’s preferred provider of EPC Services. Praj will have the first right to negotiate an Engineering Services Agreement with the Plant Operator for Praj to provide EPC Services. If (i) Praj fails to commence negotiations with the Plant Operator within ten (10) days of the Preferred Partner Notice, (ii) a definitive Engineering Services Agreement between Praj and the customer is not executed within ninety (90) days of the Preferred Partner Notice, or (iii) the Plant Operator has indicated to Gevo in writing that it would like to use a Third Party Provider of EPC Services, then Gevo may grant a non-exclusive license to the Patents, Technology Rights, and the Sugary-based Feedstock PDP to a Third Party Provider of EPC Services as described in Section 2.2.

3.3     Noncompetition.

(a)     Beginning on the Effective Date and ending on the first anniversary of the expiration or termination of this Agreement (the “Non-Competition Period”), except for activities expressly permitted under this Agreement, Praj will not (and Praj will cause its Affiliates and its and their respective employees, officers, directors and owners to not) without the prior written consent of Gevo, engage in a Competitive Business Activity (as defined below) in the Restricted Territory (as defined below). The term “Competitive Business Activity” means: (i) directly or indirectly providing or otherwise offering to provide process engineering services for producing Biobutanol or supplying or offering to supply Biobutanol technology or equipment for producing Biobutanol or assisting others to do so (“Competitive Services”), (ii) operating (or participating in the operation of), controlling (or participating in the control of), engaging in, managing (or participating in the management of) or directing persons engaged in any firm, partnership, corporation, entity or business (each, an “Entity”) that directly or indirectly provides or otherwise offers to provide Competitive Services; or (iii) acquiring or having an ownership interest in any entity that derives revenues from any of the foregoing activities (except for passive ownership of 1% or less of any entity whose securities are publicly traded on a national securities exchange or market or 5% or less of any entity whose securities are not publicly traded on a national securities exchange or market). The term “Restricted Territory” means the world. Notwithstanding the foregoing, the restrictions in this Section 3.3(a) will not prohibit Praj in engaging in a Competitive Business Activity with Butamax or any Butamax Affiliate.

(b)     The covenants contained in Section 3.3(a) will be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant contained in Section 3.3(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 3.3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(c)     During the term of this Agreement, in the event Praj engages in a Competitive Business Activity with Butamax or any Butamax Affiliate, Praj will promptly notify Gevo of such; and, Gevo may elect, in its sole discretion, to (i) terminate this Agreement upon providing written notice thereof, or (ii) notify Praj that it is waiving such termination right, in which event Praj will pay Gevo two million dollars (US$2,000,000) within ten (10) days following receipt of such notice (and which such waiver will only become effective upon Gevo’s receipt of such payment).

SECTION 4
OTHER AGREEMENTS

4.1     Other Agreements with Gevo. The Parties acknowledge that the Plant Operators may not sell Biobutanol produced by Plants until the Plant Operators enter into a separate agreement or agreements with Gevo regarding the purchase and sale of such Biobutanol. The Biobutanol produced by the Plant Operators will be distributed exclusively by or for Gevo pursuant to the terms of such additional agreements. In the event the Plant Operators desire to sell the Biobutanol to Persons other than Gevo, Gevo may authorize the Plant Operator to sell the Biobutanol on Gevo’s behalf. For informational purposes only, Gevo contemplates entering into a combination of Purchase Agreements with Plant Operators to buy Biobutanol produced at Plants directly from Plant Operators and Sales Agent Agreements with Plant Operators where Plant Operators would act as Gevo’s agent to identify Biobutanol purchasers. Praj will not execute any Engineering Services Agreements with Plant Operators, nor deliver or supply any equipment or other materials to Plant Operators until Gevo has notified Praj (email suffices) that Gevo and the applicable Plant Operator have executed a definitive Plant Operation License.

4.2     Separate Agreements.

(a)     Gevo will use good faith efforts to address the concepts set forth in Exhibit B in the Plant Operation Licenses. Praj will initiate the discussions with the first four (4) prospective Plant Operators in India; Praj will introduce Gevo to such prospective Plant Operators so that Gevo and the prospective Plant Operators can enter into a definitive Plant Operation License and other definitive agreements regarding the purchase and sale of Biobutanol produced by the Plant.

(b)     Praj will include commercially reasonable project performance guarantees, including budget, time and minimum Biobutanol yield guarantees in in its agreements with Plant Operators for EPC Services. Praj will include the following warranties in its agreements with Plant Operators for EPC Services: (i) Praj will perform the EPC Services in a professional manner; (ii) the EPC Services will: conform to all applicable laws, regulations and industry standards in each Plant Operator’s jurisdiction and all specifications described in the applicable agreement between Plant Operator and Praj for the EPC Services, be free from material defects, and be fit and sufficient for the purposes expressed in, or reasonably inferred from the respective agreements for EPC Services between Praj and a Plant Operator; (iii) it will abide by all applicable laws and regulations in the course of performing the EPC Services; and (iv) any other warranties that are customary in each Plant Operator’s jurisdiction for services that are comparable to the EPC Services. The foregoing does not limit any other warranties or other guarantees that Praj may provide to a Plant Operator, and each Plant Operator may negotiate additional warranties or other guarantees from Praj regarding the EPC Services or any other services or materials that Praj may provide.

SECTION 5
REPORTS AND AUDITS

5.1     Reports. Within fifteen (15) days of the end of every quarter, Praj will deliver to Gevo a true and accurate report, certified by an officer of Praj, giving such particulars of the business conducted by Praj during the applicable month under this Agreement as necessary for Gevo to account for Praj’s activities under this Agreement. Receipt or acceptance by Gevo of any report will not preclude Gevo from questioning or auditing the completeness or accuracy of such report at any time. Praj will include the following information in each report:

(a)     the period covered by the report;

(b)     identification of each Plant Praj has approached to market its EPC Services, including the planned or actual rated Biobutanol capacity of each such Plant;

(c)     identification of each Plant for which Praj has provided EPC Services, including the rated Biobutanol capacity of each such Plant;

(d)     identification of the EPC Services provided by Praj for each Plant and the amount charged for each service; and,

(e)     such other information Gevo may reasonably request from time to time.

5.2     Record Keeping and Audits. For five (5) years following the end of the calendar year to which records pertain (whether during or after the Term of this Agreement) and upon reasonable advance notice, Gevo or its designee may, at Gevo’s expense, conduct audits of the relevant books, records, and other documents of Praj in order to verify and determine whether Praj is in compliance with all of its restrictions, duties and obligations under this Agreement, including compliance with the scope and restrictions of any license granted herein and any payment obligations. For five (5) years following the end of the calendar year to which records pertain (whether during or after the Term of this Agreement), Praj will keep full, true and accurate books and records necessary to verify its compliance with the terms of this Agreement Praj will provide, at its expense, reasonable assistance and cooperation necessary to enable the auditor to conduct each such audit.

SECTION 6
CONFIDENTIALITY

6.1     Confidentiality Obligation. Recipient will: (a) treat as confidential, and protect the Confidential Information of the Discloser from all unauthorized use, disclosure, copying, dissemination or distribution; (b) use such Confidential Information solely for the purposes of this Agreement; (c) not disclose, deliver, distribute, display, demonstrate or otherwise make available such Confidential Information to any employees or other Persons, except those employees and contractors of Recipient (“Representatives”) who (i) need to know such Confidential Information for the purposes of performing the Recipient’s obligations under this Agreement, (ii) have been informed that such Confidential Information belongs to the Discloser, and (iii) have agreed, in a written agreement, to maintain the confidentiality thereof; (d) promptly return and/or destroy all such Confidential Information upon the earlier of Discloser’s request or the expiration or termination of this Agreement (and if such return is impossible as to any portion of the Confidential Information, then Recipient will promptly permanently destroy such Confidential Information and certify to Discloser that all such Confidential Information, including all copies thereof, has been completely and permanently destroyed); (e) immediately notify Discloser upon discovery of any loss or unauthorized use, disclosure, copying, dissemination or distribution of any such Confidential Information and use all reasonable efforts to retrieve such Confidential Information; (f) not reverse engineer or analyze such Confidential Information (except as permitted by law); and, (g) will not remove or obscure markings (if any) on Confidential Information indicating its proprietary or confidential nature. If any Representative uses, discloses, copies, disseminates or distributes Confidential Information other than as authorized in this Agreement, Recipient will be liable to Discloser for such use, disclosure, copying, dissemination or distribution to the same extent that it would have been had the Recipient used, disclosed, copied, disseminated or distributed that Confidential Information.

6.2     Exceptions. The confidentiality obligations imposed by this Agreement will not apply to any information that: (a) was in Recipient’s possession before receipt from Discloser under this Agreement or any other agreement between the Parties or otherwise acquired from the Discloser as shown by documentation; (b) is in or enters the public domain through no fault of the Recipient; (c) is rightfully received or acquired by Recipient from a Person without a duty of confidentiality; (d) is disclosed by the Discloser to a Person without a duty of confidentiality; or, (e) is independently developed by Recipient without use of or reference to the Discloser’s Confidential Information (and without the use of any individual who had knowledge of Discloser’s Confidential Information as a consequence of the Discloser or the Recipient (including Representatives of either) having disclosed to such individual, or having granted such individual access to the Discloser’s Confidential Information). Information will not be deemed to be within the foregoing exceptions (a) through (d) merely because: (i) it is more generally described but not fully disclosed either in the public domain or in information in the possession of Recipient; or (ii) it combines individual items of information in the public domain, if such combination: (1) is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Recipient may disclose Confidential Information pursuant to a valid judicial or administrative order if Recipient: (A) provides Discloser with written notice of such order promptly after receiving it and reasonably cooperates with any efforts by Discloser to contest or limit the scope of such order; and (B) uses all reasonable efforts to limit the disclosure of such Confidential Information and seek a protective order or an equivalent to protect the disclosure of such Confidential Information.

6.3     Injunctive Relief. In the event of any actual or threatened breach of the obligations of Section 6 by Recipient, Discloser will be entitled to obtain injunctive and all other appropriate relief from any court of competent authority, without being required to: (a) show any actual damage or irreparable harm, (b) prove the inadequacy of its legal remedies, or (c) post any bond or other security (unless such bond or security is otherwise required by law, in which event, Recipient hereby agrees that a five thousand dollar (US$5,000) bond will be sufficient). Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

6.4     Return of Confidential Information. Upon termination or expiration of this Agreement, Recipient will return to the Discloser or destroy all tangible copies of Confidential Information of the Discloser, which the Recipient, no longer has the right to use, in the Recipient’s possession or control and will erase from its computer systems all electronic copies thereof.

6.5     Confidentiality of the Agreement. The terms and conditions of this Agreement constitute the Confidential information of both Parties. Neither Party will disclose any terms or conditions of this Agreement to any third party, without the prior written consent of the other Party, except: (a) as required by law; (b) to its attorneys, accountants, auditors, financial advisers, creditors, and insurers, as well as acquirers, investors, financiers and bona fide potential acquirers, investors and financiers of such Party (and other Persons to whom the Parties in the future agree in writing), but only so long as any such person is informed of this confidentiality provision and agrees to maintain the confidentiality of the terms of this Agreement; (c) by Gevo, to a third party under a duty of confidentiality in connection with financing, investment or a proposed merger or a proposed sale of all or part of Gevo’s business related to this Agreement; (d) as required for a Party’s compliance with securities and exchange laws, regulations or rules; or (e) by Gevo to Butamax.

6.6     Survival of Obligations. Subject to Section 6.2, the Recipient’s obligation under this Section with respect to any Confidential Information that is a trade secret under applicable law shall survive any termination or expiration of this Agreement and continue so long as such information remains a trade secret, and for any other Confidential Information shall remain for five (5) years after disclosure.

SECTION 7
IMPROVEMENTS; THIRD PARTY INFRINGEMENT; JOINT INTEREST

7.1     Praj Improvements. To the extent Praj conceives, reduces to practice, creates, develops, makes, or acquires any Improvements (“Praj Improvements”), Praj will promptly disclose all Praj Improvements to Gevo in writing and in a format requested by Gevo, and hereby irrevocably and unconditionally assigns, transfers, and conveys to Gevo all Praj’s right, title, and interest in and to Praj Improvements. If any Praj Improvement or intellectual property rights therein, including moral rights, cannot (as a matter of law) be assigned to Gevo, Praj irrevocably waives such rights against Gevo, Butamax and its and their Affiliates and licensors. Praj will ensure that all of its employees and contractors have signed enforceable agreements that contain terms (a) irrevocably assigning all intellectual property rights in any Praj Improvements such employee or contractor created, discovered, invented, or otherwise contributed to, to Praj, (b) irrevocably waiving any rights (including moral rights) for the foregoing that cannot be assigned as a matter of law, and (c) waiving any other rights regarding the foregoing against Praj, its successors and assigns and licensors and licensees. Upon Gevo’s request, Praj will promptly provide Gevo with copies of such signed agreement.

7.2     Assistance. Praj will assist, and require its employees and contractors to assist, Gevo in perfecting and enforcing Gevo’s rights in Praj Improvements. Gevo will reimburse Praj for reasonable costs incurred is assisting Gevo with Sections 7.1 and 7.2. To that end, Praj will, and will require its employees and contractors to, execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Gevo may reasonably request in connection with applying for, obtaining, perfecting, evidencing, sustaining and enforcing the intellectual property rights in Praj Improvements. In the event Praj is unable for any reason, after reasonable effort, to secure Praj’s signature on any document needed in connection with the actions specified in Sections 7.1 and 7.2, Praj hereby irrevocably designates and appoints Gevo and its duly authorized officers and agents as Praj’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Praj’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of Sections 7.1 and 7.2 with the same legal force and effect as if executed by Praj.

7.3     Third Party Infringement. Praj will provide Gevo with written notice promptly after becoming aware of any infringement or suspected infringement of any Patents or Technology Rights. Gevo may choose to enforce the Patents or Technology Rights against such Person (including the right to seek past damages and injunctive relief) by filing suit in its own name and/or in the name of Praj. Praj will not enforce the Patents or Technology Rights against any Person. Praj will provide all items and cooperation reasonably requested by Gevo in connection with any such suit, at Gevo’s own cost and expense.

7.4     Joint Interest. To the extent any information or documentation exchanged by the Parties with respect to the enforcement or prosecution of Patents or Technology Rights reflects privileged or work product information, the Parties acknowledge such information may be protected from disclosure to any Person by the joint defense privilege, the common interest doctrine, the attorney-client privilege, the work product doctrine or other applicable privilege, right, immunity, doctrine or protection from disclosure (collectively, “Common Interest Information”). The sharing and exchange of any such Common Interest Information between or among the Parties and/or their respective counsel pursuant to the terms of this Agreement will not constitute a waiver of any such privilege, immunity, doctrine or protection attaching thereto, and to the contrary all such privileges, immunities, doctrines and protections will be preserved, maintained and invoked to the fullest possible extent.

SECTION 8
INDEMNIFICATION; INSURANCE

8.1     Praj Indemnity. Praj will indemnify, hold harmless, and defend Gevo and its Affiliates (the “Gevo Indemnified Parties”) from and against any and all third party claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys' fees, expenses, damages, judgments, orders, and liabilities of whatever kind or nature at law arising out of, occurring or asserted against any of the Gevo Indemnified Parties arising out of: (a) any breach or alleged breach by Praj of any representation, warranty or covenant made, or obligation assumed, by Praj pursuant to this Agreement, including any Patent Challenge initiated by Praj or its Affiliates; (b) claims arising from any Engineering Services Agreements by Plant Operators; (c) any unauthorized use by Praj of the Patents or Technology Rights; (d) Praj’s non-compliance with any applicable laws; (e) any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with the Plants, the EPC Services or the exercise or practice of rights (granted by Gevo under this Agreement) by Praj; or, (f) any willful misconduct or negligent conduct of Praj.

8.2     Gevo Indemnity. Gevo will indemnify, hold harmless and defend Praj and its Affiliates (the “Praj Indemnified Parties”) from and against any and all third party claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys' fees, expenses, damages, judgments, orders, and liabilities of whatever kind or nature at law arising out of, occurring or asserted against any Praj Indemnified Parties arising out of: (a) claims made by Plant Operators against Praj arising from the Plant Operation Licenses or any other definitive agreement between Gevo and such Plant Operators for use of Gevo’s (or its licensors’) Technology Rights, Confidential Information or Gevo’s Biocatalysts, (b)  Gevo’s non-compliance with any applicable law or the provisions of the Butamax Agreement, (c) any willful misconduct or negligent conduct of Gevo or (d) alleged or actual infringement of any third party intellectual property rights solely arising from Praj’s use of the Technology Rights in compliance with any detailed design requirements pertaining to the production of isobutanol from renewable resources and the engineering, configuration and operation of facilities to do so provided by Gevo in writing under the then current JDA, excluding any infringement caused by any modifications to the Technology Rights not made by Gevo under this Agreement or combinations of the Technology Rights with other items, processes, devices, materials, designs, information or data not provided by Gevo under this Agreement.

8.3     Indemnification Procedure. A party (the “Indemnified Party”) will notify the other party (the “Indemnifying Party”) promptly of any claim for which the Indemnified Party believes it is entitled to indemnification under this Section and which the Indemnified Party desires the Indemnifying Party to defend. However, the Indemnified Party’s failure to provide such notice or delay in providing such notice will relieve the Indemnifying Party of its obligations under this Section only if and to the extent that such delay or failure materially prejudices Indemnifying Party’s ability to defend such claim. The Indemnified Party will have the right to participate in the defense of such claim with its own counsel and at its own expense. The Indemnified Party will cooperate with Indemnifying Party, at Indemnifying Party’s reasonable request and at Indemnifying Party’s expense, in the defense of such claim. In addition, Praj covenants that it will do all things necessary in order to remit any amounts payable to Gevo pursuant to Section 8.1 of this Agreement in US Dollars, including, but not limited to, obtaining any consents or approvals under applicable Indian law relating to foreign exchange matters.

8.4     Praj Insurance. Praj will obtain and maintain current throughout the Term and two (2) years thereafter, at its own expense, the following insurance from an insurance company whose A.M. Best rating is B++ or better, providing adequate protection for Gevo and Praj against any such claims or suits in the following amounts: (a) general liability with no less than ten million dollars (US$10,000,000) per occurrence and in aggregate and (b) professional liability with no less than ten million dollars (US$10,000,000) per occurrence and in aggregate. Simultaneously with execution of this Agreement, and thereafter within thirty (30) days from the date of renewal of Praj’s insurance policies, Praj will submit to Gevo fully paid certificates of insurance naming Gevo as an additional insured party and requiring that Praj will not terminate or materially modify such policies or certificates of insurance without written notice to Gevo at least twenty (20) days in advance thereof. All insurance maintained by Praj will be primary and non-contributory with respect to any insurance maintained by Gevo. Obtaining and maintaining such insurance and the delivery to Gevo of the policy or certificate are material obligations of Praj. In addition, Praj shall ensure that all insurance maintained by Praj allows for payments to be made outside of India in US Dollars or that Praj will ensure that any insurance payments in connection with this Agreement may be paid outside of India or transferred from India to the United States after being converted into US Dollars.

SECTION 9
REPRESENTATIONS AND WARRANTIES

9.1     Mutual Warranties. Each Party represents and warrants that: (a) it is a duly organized and validly existing company; (b) it has the full right, power and authority to enter into and perform its obligations under this Agreement; (c) the person signing this Agreement on behalf of such Party has the full right, power and authority to sign this Agreement and to bind such Party to its respective obligations under this Agreement; and, (d) that the execution, delivery and performance of this Agreement does not conflict with any other agreement to which such Party is bound.

9.2     EPC Services Warranties. Praj represents and warrants that: (a) it will perform the EPC Services in a professional manner; (b) the EPC Services will: conform to all applicable laws, regulations and industry standards in each Plant Operator’s jurisdiction and all specifications described in the applicable agreement between Plant Operator and Praj for the EPC Services, be free from material defects, and be fit and sufficient for the purposes expressed in, or reasonably inferred from the respective agreements for EPC Services between Praj and a Plant Operator; and (c) it will abide by all applicable laws and regulations in the course of performing the EPC Services for each Plant Operator.

9.3     Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 9.1, GEVO AND ITS LICENSORS DO NOT MAKE ANY (AND HEREBY DISCLAIM ALL) REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, AS TO THE PATENTS, TECHNOLOGY RIGHTS, AND IMPROVEMENTS, THE FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF ANY PATENT RIGHTS, OR TECHNOLOGY RIGHTS, THAT THE INVENTIONS CONTAINED IN ANY PATENT DO NOT INFRINGE ANY OTHER PATENTS OR OTHER RIGHTS NOW HELD OR THAT WILL BE HELD BY AND PERSON, OR ANY OTHER WARRANTY ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE.

9.4     Limitation of Liability. EXCLUDING A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8, A PARTY’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING THE AMOUNT IN SECTION 3.3(C), A PARTY’S BREACH OF SECTIONS 2.8 OR 6, AND CLAIMS ARISING FROM INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION OR UNAUTHORIZED USE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, EVEN IF SUCH DAMAGES COULD HAVE BEEN FORESEEN OR IF A PARTY HAS BEEN APPRISED BY THE OTHER PARTY OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER SUCH DAMAGES ARE ARISING IN CONTRACT, TORT, NEGLIGENCE OR OTHERWISE, (I) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR DAMAGES FOR LOSS OF PROFIT, REVENUE, GOODWILL, OR ANY OTHER SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY AND (II) THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY WILL NOT EXCEED FIVE HUNDRED THOUSAND DOLLARS (US$500,000). Both Parties acknowledge that the limitations of liability set forth in this Agreement reflect the allocation of risk negotiated and agreed to by the Parties and that neither Party would enter into this Agreement without these limitations on its liability. These limitations will apply notwithstanding any failure of essential purpose of any limited remedy.

SECTION 10
TERM AND TERMINATION

10.1     Term. Unless earlier terminated as provided herein, the initial term of this Agreement will commence on the Effective Date and continue for three (3) years (the “Initial Term”) and thereafter, this Agreement will automatically renew for additional terms of 1 year (each, a “Renewal Term”), unless (a) this Agreement is terminated pursuant to Section 10, or (b) either Party gives notice of non-renewal to the other Party thirty (30) days before the end of the Initial Term or any Renewal Term. The Initial Term and each Renewal Term are collectively the “Term”.

10.2     Termination by Gevo. Gevo will have the right to immediately terminate this Agreement if:

(a)     Praj defaults in the performance of any obligation under this Agreement and such default continues for a period of thirty (30) days after Gevo has provided written notice thereof;

(b)     Gevo delivers notice to Praj of three or more actual breaches of this Agreement in any 12-month period, even if Praj cures such breaches in the allowed period;

(c)     Praj or its Affiliate initiates or participates or assists in any Patent Challenge; or,

(d)     As provided in Section 3.3(c).

10.3     Other Conditions of Termination. This Agreement will terminate:

(a)     Immediately without the necessity of any action being taken by Gevo or Praj: (i) if either Party becomes bankrupt or insolvent; (ii) either Party’s board of directors elects to liquidate its assets or dissolve its business; (iii) either Party ceases its business operations; (iv) either Party makes an assignment for the benefit of creditors; or (v) if the business or assets of either Party are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of the Party concerned or otherwise;

(b)     At any time by mutual written agreement between Praj and Gevo; or,

(c)     As provided for in Section 11.411.4.

10.4     Effects of Expiration or Termination of Agreement. Upon termination or expiration of this Agreement: (a) all licenses granted by Gevo to Praj under this Agreement will be immediately terminated and revoked; (b) Praj will cease to offer for sale, sell or provide the EPC Services, except that Praj may continue to provide the EPC Services for Plants under construction at the time of expiration or termination if Gevo has not terminated this Agreement for cause; and (c) Praj will comply with Section 6.4 with respect to any Confidential Information of Gevo (including, without limitation, returning to Gevo all Biocatalysts and any other materials provided by or on behalf of Gevo or its licensors to Praj hereunder).

10.5     Survival. The following Sections survive any termination or expiration of this Agreement: Sections 1 (as applicable), 2.5, 2.6, 2.8, 3.3, 5.2, 6, 7, 8, 9, 10.4 and 11.

SECTION 11
MISCELLANEOUS

11.1     Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and therein, and supersedes all prior and contemporaneous agreements, proposals, negotiations, conversations, discussions and understandings, written or oral, with respect to such subject matter and all past dealing or industry custom. For clarity, this Agreement supersedes that certain Mutual Non-Disclosure Agreement between the Parties dated July 17, 2018; and, all information disclosed under such agreement will be protected under Section 6 of this Agreement. No modification, addition or deletion, or waiver of any rights under this Agreement is binding on a Party unless made in a non-preprinted agreement clearly understood by the Parties to be a modification or waiver and signed by a duly authorized representative of each Party. No failure or delay (in whole or in part) on the part of a Party to exercise any right or remedy hereunder will operate as a waiver thereof or effect any other right or remedy. All rights and remedies hereunder are cumulative and are not exclusive of any other rights or remedies provided hereunder or by law. The waiver of one breach or default or any delay in exercising any rights will not constitute a waiver of any subsequent breach or default.

11.2     Independent Contractors. Neither Party is an agent, franchisor, franchise, employee, representative, owner or partner of the other Party, and the relationship between the Parties will only be that of independent contractors. Neither Party has any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

11.3     Notices. Any notices given under this Agreement must be in writing and may be delivered by hand or sent by internationally-recognized courier service, e-mail or fax to the physical address, e-mail address or facsimile number for each Party set forth below or at such other address as such Party may hereafter designate as the appropriate address for the receipt of such notice. Any such notice will be deemed successfully given: (a) if delivered personally, at the time of delivery; (b) in the case of an internationally-recognized courier service, at the time such notice is provided to such service for delivery; or (c) in the case of e-mail or facsimile, at the time of transmission (if confirmation is received or a confirming copy of the notice is promptly sent via one of the other foregoing methods).

If to Praj:	If to Gevo:

Praj Industries, Ltd. Attention: Pramod Kumbhar Praj Tower 274 & 275/2, Bhumkar Chowk-Hinjewadi Road, Hinjewadi, Pune 411057 India Facsimile No.: +912022941299 Email: pramodkumbhar@praj.net	Gevo, Inc. Attention: General Counsel 345 Inverness Drive South Building C, Suite 310 Englewood, Colorado 80112 United States Facsimile No.: 303-858-8431 Email: gwilliams@gevo.com

With copies to (which will not constitute notice):
Peter Kinsella
Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, Colorado 80202 United States
Facsimile No.: (303) 291-2428 Email: pkinsella@perkinscoie.com

11.4     Assignment. This Agreement and all of Praj’s rights and licenses hereunder will automatically terminate upon the occurrence of any Change of Control of Praj or Praj’s assignment, transfer or delegation of this Agreement or any right, license or obligation under this Agreement to a Person, directly or indirectly, including by operation of law or through bankruptcy, merger, acquisition, contract, sale or transfer of all, substantially all or any part of the business or assets of Praj, unless, prior to the occurrence of such Change of Control or assignment, delegation or transfer, Praj obtains Gevo’s written consent, which Gevo may withhold.  Gevo may undergo a Change of Control or assign, transfer or delegate this Agreement or any right, license or obligation hereunder without restriction. Praj acknowledges that the Butamax Agreement governs Gevo’s rights to sublicense some of intellectual property licensed to Praj under this Agreement, and if the Butamax Agreement is terminated, this Agreement may be automatically assigned and transferred by Gevo to Butamax.

11.5     Governing Law. This Agreement is made and will be governed by the laws of the State of Delaware, excluding its choice of law principles.

11.6     Dispute Resolution. The Parties recognize that bona fide disputes may arise from time to time that may relate to or arise from the Parties’ rights or obligations under this Agreement. The Parties will use all reasonable efforts to resolve such disputes in an amicable manner and shall resolve such disputes in accordance with this Section 11.6.

(a)     Escalation. If the Parties are unable to resolve any such dispute within thirty (30) days after consultation between responsible counsel of the Parties, a Party may, by written notice to the other Party, have such dispute referred to the respective nominees of the Parties, who shall be senior executives with the authority to resolve such disputes. Such nominees shall attempt to resolve the referred dispute by good faith negotiations within thirty (30) days after such notice is received.

(b)     Mediation. If the designated nominees are not able to resolve such dispute within such thirty (30) day period under Section 11.6(a), the Parties will attempt in good faith to resolve such dispute promptly by confidential mediation process under the then-current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure within thirty (30) days after the mediation begins.

(c)     Arbitration. If, after such good faith participation in such mediation process set forth in Section 11.6(b), the Parties cannot resolve such dispute, such dispute shall be finally resolved by binding arbitration in accordance with the CPR Rules for Administered Arbitration by three arbitrators, of whom each of Gevo and Praj shall designate one, with the third arbitrator to be designated by the two Party-appointed arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

(i)     Unless the arbitrators find good reason to proceed on a different schedule: (A) an initial pre-hearing conference for the planning and scheduling of the proceeding will be held within thirty (30) days from the date that the third arbitrator is appointed, (B) all discovery shall be completed within seven (7) months of such initial pre-hearing conference, and (C) a maximum of two (2) sessions for the presentation of evidence that will total no more than ten (10) hearing days shall be concluded within nine (9) months from the date that the third arbitrator is appointed.

(ii)     The arbitrators shall require that, unless otherwise agreed to by the Parties, a transcript of the hearing shall be maintained and shall be considered Confidential Information. The arbitrators shall conduct the arbitration in accordance with the requirements of the CPR Arbitration Appeal Procedure.

(iii)     A Party may file an appeal only under the CPR Arbitration Appeal Procedure from any final award of an arbitral panel in any arbitration arising out of or related to this Agreement. Unless otherwise agreed by the Parties and the appeal tribunal, the appeal shall be conducted at the place of the original arbitration.

(iv)     In the event that a dispute is submitted to arbitration under this Section 11.6 concerning whether a Gevo Biocatalyst, Biobutanol, or other product, process or method (collectively, the “Accused Arbitrable Product”) is covered by one or more claims of a Patent, or whether a royalty is due for such Accused Arbitrable Product, then Praj hereby expressly acknowledges and agrees that Praj’s claiming or contending that (i) such Accused Arbitrable Product is not covered by a Patent (as applicable), (ii) there is no royalty due for sales of such Accused Arbitrable Product, or (iii) the technology practiced by Praj is within the scope of the Gevo separation technology, shall have the burden to prove its position to the arbitrators by a clear and convincing evidence standard.

(d)     Costs. Unless the arbitrators decide otherwise, the Parties shall share equally the costs or fees associated with retaining any arbitrators or mediators pursuant to this Section 11.6, and the Parties shall otherwise bear their own costs and attorneys’ fees (except as otherwise provided in this Agreement).

11.7     Third Party Beneficiary. Praj acknowledges and agrees that Butamax is a third party beneficiary under this Agreement. Butamax will have the right to enforce this Agreement against Praj directly.

11.8     Severability. Each provision contained in this Agreement constitutes a separate and distinct provision severable from all other provisions. If any provision (or any part thereof) is unenforceable under or prohibited by any present or future law, then such provision (or part thereof) will be amended, and is hereby amended, so as to be in compliance with such law, while preserving to the maximum extent possible the intent of the original provision. Any provision (or part thereof) that cannot be so amended will be severed from this Agreement; and, all the remaining provisions of this Agreement will remain unimpaired.

11.9     Language. The official language of this Agreement will be the English language and that no translations into or translated meanings from other language will have any bearing with respect to the interpretation and construction of this Agreement.

11.10     Interpretation. In this Agreement: (a) the headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (e) unless expressly stated herein to the contrary, reference to any applicable law means such applicable law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (g) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (h) unless expressly stated herein to the contrary, reference to an Article, Section or Exhibit is to an article, section, schedule, or exhibit, respectively, of this Agreement; (i) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a business day, such period will end on the next day that is a business day; and (j) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement, and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof. Where Gevo has a right to make a determination or pursue or not pursue a particular course of action under the terms of this Agreement, such as, for example granting consent or approval or creating or managing policies, such determinations and decisions will be made by Gevo in its sole discretion.

11.11     Counterparts. This Agreement may be executed simultaneously by the Parties with any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Execution of this Agreement may be accomplished by signing, including via electronic signature, and transmitting the signature page to the other Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

GEVO INC.	PRAJ INDUSTRIES LTD.

By: /s/ Patrick R. Gruber	By: /s/ Pramod Chaudhari
Name: Patrick R. Gruber	Name: Pramod Chaudhari
Title: Chief Executive Officer	Title: Executive Chairman

EXHIBIT A

PLANT LIST

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EXHIBIT B

PROVISIONS FOR INCLUSION IN PLANT OPERATION LICENSES

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Exhibit B-1

BIOCATALYST WARRANTIES

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EXHIBIT C

LICENSED BUTAMAX PATENTS

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EXHIBIT D

LICENSED GEVO PATENTS

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